FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Achieves Profitability in 2003

ANAHEIM, Calif. - February 18, 2004 - New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the fourth-quarter and year-ended December 31, 2003.

Revenue for the fourth quarter of 2003 was $32.3 million, compared to $29.8 million in the fourth quarter of 2002. Revenue in the fourth quarter of 2002 included a one-time reduction of $4.4 million resulting from the effect of a change in revenue-recognition rates. Revenue from the company-owned training centers was $23.4 million in the fourth quarter of 2003, compared to $19.9 million in the fourth quarter of 2002. Franchising revenues were $8.9 million, compared to $9.9 million last year.

Net income for the fourth quarter of 2003, which includes income from discontinued operations of $249,000, was $172,000, or $0.02 per diluted share. This compares to a loss of $35.9 million or $3.46 per diluted share in the fourth quarter of 2002. Results for the fourth quarter of 2002 included the following adjustments on a pre-tax basis: a goodwill impairment charge of $48.7 million; the $4.4 million revenue-recognition adjustment mentioned above offset by a related deferral of commission expense of $1.3 million; and other adjustments of $1.1 million. The combined amount of all revenue and expense adjustments in the fourth quarter of 2002 was $34.7 million after tax. Excluding these adjustments, the net loss for the fourth quarter of 2002 would have been $1.2 million, or $0.12 per share.

Revenue for 2003 was $139.2 million, compared to $135.7 million for 2002. Revenue from the company-owned training centers was $100.9 million, up from $95.0 million for 2002. Franchising revenues were $38.2 million, compared to $40.7 million last year.

Net income for 2003, which includes income from discontinued operations of $249,000, was $1.4 million, or $0.13 per diluted share. This compares to a loss of $53.8 million or $5.22 per diluted share in 2002. Excluding goodwill and all other non-recurring adjustments, the net loss for 2002 would have been $1.3 million, or $0.13 per share.

Thomas J. Bresnan, president and chief executive officer, stated, “We continue to generate strong cash flow and improve our balance sheet. Although the market for IT training remains weak, we achieved profitability in 2003. Looking ahead, we will continue to focus on gaining market share in 2004 and we will look to diversify our revenue stream by introducing new courses and content beyond our traditional offerings. By broadening our courses and content, we plan to leverage our tremendous network, which includes over 250 training centers, 2,000 instructors, and 1,700 sales executives. Moreover, in 2003 we successfully expanded our information security and online business skills offerings, which are now generating strong results.”

Mr. Bresnan continued, “During 2003 we achieved several important milestones. Foremost, we launched our highly anticipated Integrated Learning Manager, which provides corporate customers the ability to track and manage their employees’ training programs. The Integrated Learning Manager is a distinct competitive advantage for New Horizons. We also continue to focus on our international growth and development, and now have centers in over 50 countries—including India, which is an important IT training market. As a result, we are the only IT training company that is truly global and can offer a one-stop solution to Fortune 500 companies. Accordingly, we are implementing an aggressive sales strategy in our government and enterprise segments to seize this substantial opportunity.”

Robert S. McMillan, chief financial officer, stated, “During 2003, we generated over $12 million in cash flow from operations, paid down our debt by over $6 million, and significantly reduced our days sales outstanding. Excluding costs of $355,000 due to lease abandonment accruals, we would have recognized a profit from continuing operations before income taxes for the fourth quarter of 2003. Given our reduced cost structure, we are very well positioned to benefit from the eventual turnaround in the IT training market.”

System-wide revenues for the fourth quarter, which include revenues for all training centers, both company-owned and franchised, totaled $92.2 million versus $96.3 million in the prior year quarter. For 2003, system-wide revenues were $393.7 million versus $428.8 million during 2002.

The company has scheduled an investor conference call for 5 p.m. eastern today (Wednesday, February 18, 2004). There will be a live webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through February 25. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 5491792.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides solutions-based computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 1,700 account executives, 2,000 instructors and 1,900 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

(tables follow)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Three months ended December 31, 2003 and 2002
(In thousands except for per share earnings)

	Three Months Ended	Three Months Ended
	December 31, 2003	December 31, 2002

Revenues
Franchising
Franchise fees	$184	$363
Royalties	4,046	4,476
Courseware sales and other	4,711	5,061

Total franchising revenues	8,941	9,900
Company-owned training centers	23,399	19,859

Total revenues	32,340	29,759
Cost of revenues	19,075	21,360
Selling, general and administrative expenses	13,533	13,753
Impairment of goodwill	--	48,700

Loss from operations	(268)	(54,054)
Interest expense, net	(58)	(873)
Other income	112	503

Loss from continuing operations before income taxes	(214)	(54,424)
Benefit from income taxes	(137)	(18,497)

Loss from continuing operations	(77)	(35,927)
Income from discontinued operations, net of taxes of $171	249	--

Net income (loss)	$172	$(35,927)

Basic Earnings Per Share
Loss per share from continuing operations	$(0.01)	$(3.46)
Income per share from discontinued operations	$0.03	$--
Net income (loss) per share	$0.02	$(3.46)
Diluted Earnings Per Share
Loss per share from continuing operations	$(0.01)	$(3.46)
Income per share from discontinued operations	$0.03	$--
Net income (loss) per share	$0.02	$(3.46)
Weighted average shares outstanding - Basic	10,426	10,386
Weighted average shares outstanding - Diluted	10,449	10,387

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Years ended December 31, 2003 and 2002
(In thousands except for per share earnings)

	2003	2002

Revenues
Franchising
Franchise fees	$1,235	$909
Royalties	17,162	19,098
Courseware sales and other	19,825	20,657

Total franchising revenues	38,222	40,664
Company-owned training centers	100,933	95,039

Total revenues	139,155	135,703
Cost of revenues	78,621	82,307
Selling, general and administrative expenses	58,381	57,683
Impairment of goodwill	--	48,700

Operating income (loss)	2,153	(52,987)
Interest expense, net	(429)	(2,136)
Other income	112	503

Income (loss) from continuing operations before income taxes	1,836	(54,620)
Provision (benefit) for income taxes	683	(18,575)

Income (loss) from continuing operations	1,153	(36,045)
Income from discontinued operations, net of taxes of $171	249	--

Income (loss) before cumulative effect of change in
accounting principle	1,402	(36,045)
Cumulative effect of change in accounting
principle, net of taxes of $9,200	--	(17,800)

Net income (loss)	$1,402	$(53,845)

Basic Earnings Per Share
Income (loss) per share from continuing operations	$0.11	$(3.49)
Income per share from discontinued operations, net of taxes	$0.02	$--
Cumulative per share effect of change in accounting
principle, net of taxes	$--	$(1.73)
Net income (loss) per share	$0.13	$(5.22)
Diluted Earnings Per Share
Income (loss) per share from continuing operations	$0.11	$(3.49)
Income per share from discontinued operations, net of taxes	$0.02	$--
Cumulative per share effect of change in accounting
principle, net of taxes	$--	$(1.73)
Net income (loss) per share	$0.13	$(5.22)
Weighted average shares outstanding - Basic	10,397	10,310
Weighted average shares outstanding - Diluted	10,408	10,474

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
December 31, 2003 and 2002
(In thousands)

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$10,850	$5,085
Restricted cash	--	3,500
Accounts receivable, net	15,457	19,627
Refundable income taxes	980	5,459
Other current assets	14,498	13,303

Total current assets	41,785	46,974
Property, plant and equipment, net	14,381	17,278
Goodwill, net of amortization	18,368	18,368
Deferred income tax assets, net	21,941	23,061
Other assets	3,783	3,626

Total Assets	$100,258	$109,307

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable and current portion of long-term debt	$3,000	$6,504
Accounts payable	2,610	5,072
Deferred Revenue	21,223	21,855
Other current liabilities	16,627	18,228

Total current liabilities	43,460	51,659
Long-term obligations, excluding current portion	4,566	7,952
Other long-term liabilities	3,102	2,326

Total liabilities	51,128	61,937
Stockholders' equity	49,130	47,370

Total Liabilities & Stockholders' Equity	$100,258	$109,307

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Years ended December 31, 2003 and 2002
(In thousands)

	2003	2002

Cash flows from operating activities:
Net income (loss)	$1,402	$(53,845)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	6,966	7,738
Cumulative effect of change in accounting principle	--	27,000
Deferred tax benefit of change in accounting principle	--	(9,200)
Impairment of goodwill	--	48,700
Deferred income taxes	(239)	(15,359)
Gain on disposal of property, plant and equipment	(67)	(503)
Gain on discontinued operations	(249)	--
Cash provided (used) from the change in:
Accounts receivable	4,115	1,187
Other assets	(70)	(5,162)
Accounts payable	(2,463)	1,795
Refundable income taxes	4,488	(3,183)
Other liabilities	(1,059)	13,357

Net cash provided by operating activities	12,824	12,525

Cash flows from investing activities:
Additions to property, plant and equipment	(4,041)	(5,035)
Proceeds from sale of property, plant and equipment	38	5,666
Cash surrender value of life insurance	(39)	(23)
Cash paid for acquired companies, net of cash received	--	(442)

Net cash (used) provided by investing activities	(4,042)	166

Cash flows from financing activities:
Proceeds from exercise of stock options	357	1,092
Proceeds from debt obligations	10,939	--
Principal payments on debt obligations	(17,813)	(11,275)

Net cash used by financing activities	(6,517)	(10,183)

Net increase in cash and cash equivalents	2,265	2,508
Cash and cash equivalents at beginning of period	8,585	6,077

Cash and cash equivalents at end of period	$10,850	$8,585

Cash paid for:
Interest	$538	$1,622

Income taxes	$730	$672